Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Ducommun Completes New Credit Agreement

Provides Enhanced Flexibility and Significantly Reduces Interest Expense Going Forward

LOS ANGELES, June 29, 2015 — Ducommun Incorporated (NYSE: DCO) (“Ducommun” or the “Company”) today announced that, effective June 26, 2015, it has entered into a new $475 million credit agreement (the “New Credit Agreement”) – consisting of a $200 million revolving credit facility and a $275 million term loan facility – to replace its existing debt structure. In connection with the transaction, the Company has repaid an existing $80 million term loan and called $200 million of outstanding 9.75% senior unsecured notes due 2018.

The New Credit Agreement includes a significantly lower variable interest rate on borrowings than the debt it replaces and has a final maturity date of June, 2020. The variable interest rate on the New Credit Agreement will initially be LIBOR plus 2.50%, subject to adjustments based on the Company’s leverage ratio. The Company estimates that the effective interest rate upon closing is approximately 3.50%.

“We’re very pleased to announce this new credit agreement, which will decrease our interest expense and improve our net income significantly,” said Anthony J. Reardon, chairman and chief executive officer. “We have been dedicated to reducing our debt, lowering the Company’s leverage, and strengthening Ducommun’s balance sheet for years. This refinancing positions the Company for greater financial flexibility as well as higher returns for our shareholders going forward.”

Detailed information regarding the New Credit Agreement is included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission. Bank of America, N.A. acted as Administrative Agent, Swingline Lender and L/C Issuer; Wells Fargo Bank, N.A. acted as Syndication Agent; and General Electric Capital Corporation, BBVA Compass Bank and MUFG Union Bank, N.A. acted as Documentation Agents for the New Credit Agreement. Bank of America Merrill Lynch, Wells Fargo Securities, LLC and GE Capital Markets also served as joint lead arrangers and joint book runners.

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units – Ducommun AeroStructures (DAS) and Ducommun LaBarge Technologies (DLT). Additional information can be found at www.ducommun.com.

Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “begin,” “look forward,” “expect,” “believe,” “intend,” “anticipate,” “should”, “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect the Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Joseph P. Bellino, Vice President and Chief Financial Officer, 310.513.7211

Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com

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